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                                                                    EXHIBIT 20.2


  [COLUMBIA/HCA HEALTHCARE CORPORATION NEWS RELEASE LETTERHEAD APPEARS HERE]

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                                                FOR IMMEDIATE RELEASE


INVESTOR CONTACT:                                           MEDIA CONTACT:
Victor L. Campbell                                          Eve Hutcherson
(615) 344-2053                                              (615) 344-2737

             COLUMBIA/HCA CEO ANNOUNCES PLANNED CHANGES IN BUSINESS
                                    APPROACH

   EFFORTS EMPHASIZE DEVELOPMENT OF UNIVERSAL VALUES-BASED CORPORATE CULTURE

         NASHVILLE, TN. August 7, 1997   Columbia/HCA Chairman and Chief
Executive Officer Thomas F. Frist, Jr., M.D., today announced several significant steps that will redefine the company's approach to a number of current business activities. These decisions signal a reaffirmation of Frist's promise to address areas of concern that may have led to government investigations, and to return the company to an emphasis on community-based quality patient care.

         "We have already committed to cooperating with all governmental agencies, but we need to do more," said Frist. "Today's announcement reinforces the commitment I made to our board of directors on July 25 when they asked me to assume leadership of the company. I want to make changes that will clarify our company's business focus, institutionalize a corporate culture that emphasizes universal values of integrity, openness and cooperation, and enable the Columbia/HCA family of employees and affiliated physicians to provide superior care to the more than 100,000 patients a day throughout this country who depend on our services to make their lives better."

         The changes come as a result of the belief by Frist and Columbia/HCA's newly appointed President and Chief Operating Officer, Jack O. Bovender, Jr., that the company must return to its emphasis on local community services rather than trying to develop a national brand or profile.

         Columbia/HCA has retained the services of the law firm Latham & Watkins, and the accounting firm Deloitte & Touche, and charged them with broad powers: to examine the current practices of the company; to recommend new policies and procedures; and to work with the government to resolve outstanding issues. The company's new action plan also includes the following:

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          ELIMINATION OF ANNUAL CASH INCENTIVE COMPENSATION FOR ALL OF THE
COMPANY'S EMPLOYEES. "This change puts the emphasis in our compensation structure where it should be, on providing long-term focused compensation for the employees whom we consider the best in the healthcare industry. Eliminating short-term cash incentive compensation will simply remove any appearance of pay being tied to short-term objectives -- instead, we should and will appropriately adjust base salaries to compensate our employees fairly, reflecting our belief that they will do their best for this company and the patients we serve," Frist said.

          SALE OF THE HOME CARE DIVISION. While Columbia/HCA will continue to provide a broad range of comprehensive services, the company plans to divest its home care division. "We will, however, work closely with other providers of home care services to ensure that the highest quality of care, in the appropriate manner, is provided to our patients. Our efforts will also focus on ensuring that this transition is managed in a way that is sensitive to the many employees of Columbia/HCA who provide home care services," Frist said.

           DISCONTINUED SALES OF INTERESTS IN HOSPITALS TO PHYSICIANS; UNWINDING OF EXISTING PHYSICIANS INTERESTS. The company's discontinuation of selling hospital interests to physicians stems from the belief that such interests unintentionally may lead to the appearance of conflicts of interest. Management has also begun an analysis of the actions necessary to attempt to unwind existing physician ownership interests.

           ADOPTION OF A COMPLIANCE PROGRAM THAT IS COMPREHENSIVE. "We will look at model compliance programs that have been undertaken by other healthcare companies," said Frist. "Our commitment is to ensure that we have a comprehensive program that ensures integrity in all that we do."

           INCREASED DISCLOSURES IN MEDICARE COST REPORTS. With respect to future Medicare cost reports, the company will go beyond required disclosure. If there is a difference between cost reports submitted to Medicare and cost reports used for determining financial statement reserves under GAAP (Generally Accepted Accounting Principles), the difference will be disclosed at the time the report is filed.

           CHANGES IN LABORATORY BILLING PROCEDURES. The company will adopt model guidelines consistent with the Department of Health and Human Services, Office of Inspector General's laboratory compliance program, as well as build new computer system controls and standardize the Medicare laboratory billing process company-wide to reduce the possibility of errors in laboratory billings.

           INCREASED REVIEWS OF MEDICARE CODING. For specific DRG codes which are identified by the industry as particularly susceptible to coding inaccuracies, Columbia/HCA will require a two-step review process, including a second review that is independent of operations personnel.

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           ESTABLISH STRONGER GUIDELINES ON ANY TRANSACTIONS WITH PHYSICIANS.
"We have the responsibility as caregivers to avoid even the appearance of conflicts of interests," said Frist.

           The details necessary for implementing these steps are being developed subject to laws, regulations and existing contractual obligations. It is anticipated that several of these steps may require various regulatory approvals from federal, state or local authorities before being implemented.

           Management believes that it is too early to anticipate what effect such actions will have on the company's financial position or results of operations. Certain matters in this press release may be considered forward-looking statements that involve risks and uncertainties as detailed from time to time in the company's Securities and Exchange Commission filings.

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